Exhibit 99.1

KRAKacquisition Corp Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 20, 2026

Cheyenne, WY, USA, March 19, 2026 – KRAKacquisition Corp (Nasdaq: KRAQU) (the “Company”), a blank check company sponsored by an affiliate of Natural Capital, Tribe Capital, and Payward, Inc. (Kraken), today announced that, commencing March 20, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Class A ordinary shares and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “KRAQU,” and the Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “KRAQ” and “KRAQW,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

About KRAKacquisition Corp

KRAKacquisition Corp was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated date that the Class A ordinary shares and warrants may begin to trade separately and the ability for those units not separated to continue to trade on Nasdaq. Actual results and circumstances could differ materially from those contemplated by the forward-looking statements, which are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:
KRAKacquisition Corp
Conor McLarnon
+44 7749 080 683
Conor@lunapr.io